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Exhibit 5.1

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089

October 2, 2002

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089

    Re:
    Yahoo! Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        I am the Deputy General Counsel and Assistant Corporate Secretary of Yahoo! Inc., a Delaware corporation (the "Company"), and I am acting as counsel to the Company in connection with the filing of a registration statement on Form S-3 ("Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on October 2, 2002 pursuant to the Securities Act of 1933, as amended (the "Securities Act").

        The Registration Statement relates to the registration of 15,000,000 currently issued and outstanding shares (the "Shares") of the Company's common stock, par value $0.001 per share ("Common Stock") held by Acqua Wellington Private Placement Fund Ltd. and Acqua Wellington Opportunity I Limited (taken together, the "Selling Stockholders"), which shares were issued upon the conversion of preferred stock held by Softbank America, Inc. ("Preferred Stock") into Common Stock upon the Company's initial public offering and subsequently sold to the Selling Stockholders.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) a specimen certificate evidencing the Common Stock; (iii) the Company's applicable Certificate of Incorporation; (iv) the Company's applicable Bylaws; and (v) certain resolutions of the Board of Directors of the Company, relating to the issuance and sale of the Preferred Stock and related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which I did not independently establish or verify, I have relied on statements and representations of officers and other representatives of the Company and others.

        I am admitted to the bar of California, and I express no opinion as to any laws other than the General Corporation Law of the State of Delaware, in effect as of the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the use of my name under the heading "Legal Matters" in the Registration Statement and in any amendment to the Registration Statement. In giving this opinion, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ MICHAEL CALLAHAN

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  Exhibit 5.1